Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER FISCAL 2006 RESULTS

JASPER, IN (May 4, 2006) - Kimball International, Inc. (NASDAQ: KBALB) today announced financial results for the third quarter of fiscal year 2006, which ended March 31, 2006.

Sales, gross margin, selling, general and administrative costs and income from continuing operations discussed below exclude the results of discontinued operations for all periods.

Consolidated Overview
Fiscal year 2006 third quarter net sales of $268.0 million increased 4% over net sales of $258.5 million reported for the fiscal 2005 third quarter. Third quarter net sales in the Furniture and Cabinets segment increased 7% while sales in the Electronic Contract Assemblies segment approximated the prior year. Income from continuing operations in the current year third quarter was $6.6 million or $0.17 per Class B share, inclusive of after-tax charges associated with restructuring activities. Excluding the restructuring charges, income from continuing operations in the current year third quarter was $7.3 million, or $0.19 per Class B share. The Company recorded income from continuing operations in the prior year third quarter of $3.1 million, or $0.08 per Class B share. There were no restructuring charges recorded in the third quarter of the prior year.

Including a gain from discontinued operations of $0.7 million after-tax or $0.02 per Class B share, fiscal year 2006 third quarter net income was $7.3 million, or $0.19 per Class B share. The gain from discontinued operations was primarily related to a favorable adjustment to the previously recorded estimated loss on the disposal of a polyurethane components business operation that was completed during the third quarter and various accrual adjustments pertaining to previous discontinued operations. For the prior year third quarter, net income was $1.3 million, or $0.04 per Class B share, including an operating loss from discontinued operations of ($1.8) million after-tax, or ($0.04) per Class B share.

The Company's consolidated gross margin percentage in the third quarter of fiscal year 2006 improved to 23.0%, compared to 20.7% in the prior year. The consolidated gross margin increase was attributable to improvements in the Furniture and Cabinets segment primarily due to the leverage achieved from higher sales volume, productivity gains at select units and price increases on select products within this segment.

Consolidated selling, general and administrative (SG&A) costs for the third quarter of fiscal year 2006 increased in both dollars and as a percent of sales compared to the prior year as lower selling and administrative costs were offset by higher incentive compensation costs. Pre-tax restructuring charges in the current year third quarter totaled ($1.1) million and included various facility exit costs, employee transition costs, asset impairment and accelerated amortization costs within both segments.

Fiscal year 2006 third quarter operating income including restructuring charges improved to $6.2 million over the $1.5 million reported in the same quarter last year on the higher sales level and improved margins.

Operating cash flow for the third quarter of fiscal year 2006 totaled $33.7 million compared to $33.2 million in the third quarter of last year. The Company's cash and short-term investment balance increased to $172.2 million at March 31, 2006 compared to $117.5 million at June 30, 2005 primarily due to the generation of positive operating cash flow and proceeds received from the sale of discontinued operations during the fiscal year.

James C. Thyen, Chief Executive Officer and President, stated, "In our second quarter earnings conference call, we discussed our strategy to grow and diversify our Contract Electronics segment through both organic growth and acquisitions. In early April, we announced the purchase of the manufacturing operation for Bayer HealthCare's Diagnostics Division located in Bridgend, Wales, UK. This acquisition provides our Contract Electronics segment with a solid cornerstone for our global medical platform strategy. The Bridgend team and their capabilities will significantly add to our current package of value that we offer to our medical customers. With this acquisition, Bayer will become the largest customer of Kimball International. Because the acquisition was not completed until April, operating results of this facility are not included in our third quarter earnings."

Mr. Thyen concluded, "Within our Furniture and Cabinets segment, we have seen improvement in the recent performance of our branded furniture products which includes both office furniture and hospitality furniture. This quarter was the second consecutive quarter that we experienced a double-digit increase in sales of our branded furniture products when compared to the applicable prior year quarter. Our strategic direction to tighten our focus on these key markets within this segment is allowing us to capitalize upon current opportunities available in these markets. We have also made strides in improving our profitability in this segment. We recognize there is still more work to be done. We continue to execute our previously announced restructuring plan of consolidating our various business functions within this segment."

Furniture and Cabinets Segment
The Furniture and Cabinets segment fiscal year 2006 third quarter net sales of $156.9 million increased 7% from the $146.9 million reported in the prior year third quarter. Sales of branded furniture products, which include office and hospitality furniture, experienced a double-digit increase when compared to the prior year while sales of contract private label products, as planned, decreased from the prior year.

Income from continuing operations in this segment for the third quarter of fiscal year 2006 increased $4.3 million from the prior year. Included in the current year third quarter earnings was ($0.5) million of after-tax restructuring costs consisting of exit costs associated with the consolidation of two Mexican operations into one facility and costs resulting from the consolidation of various business functions within this segment. Gross margin as a percent of sales in this segment continued to improve over both last year third quarter and the most recent second quarter. When compared to the prior year, earnings in the current year third quarter were aided by price increases on select products and improved labor productivity. While SG&A costs increased in dollars in the third quarter when compared to last year primarily on higher incentive compensation costs, SG&A costs declined as a percent of sales. Results continued to be negatively impacted during the quarter by inefficiencies associated with the facility consolidation activities in Mexico.

Including an after-tax gain of $0.7 million from discontinued operations, net income in this segment was $5.4 million in the third quarter of fiscal year 2006. The gain from discontinued operations was primarily related to a favorable adjustment to the previously recorded estimated loss on the disposal of a polyurethane components business operation that was completed during the third quarter and various accrual adjustments pertaining to previous discontinued operations. The Company recorded a net loss of ($1.3) million in this segment for the third quarter of the prior year which included a ($1.8) million after-tax loss from discontinued operations.

Electronic Contract Assemblies Segment
As a result of excess capacity in North America, in February 2006 the Company approved a restructuring plan within the Electronic Contract Assemblies segment to exit a manufacturing facility located in northern Indiana. As part of this restructuring plan, the production for select programs will be transferred to other locations within this segment. Operations are scheduled to cease in the Company's first quarter of fiscal year 2007. The Company estimates total pre-tax restructuring charges related to this plan will be approximately ($1.6) million. The impact of pre-tax restructuring charges in the current year third quarter was ($0.4) million.

The Electronic Contract Assemblies segment fiscal year 2006 third quarter net sales of $111.1 million approximated net sales of $111.3 million for the same quarter last year, as higher sales to customers in the industrial control industry were offset by lower sales to customers in the automotive and medical industries.

Income from continuing operations in this segment for the third quarter of fiscal year 2006 decreased $0.7 million from the same period last year as the segment experienced a sales mix shift to lower margin product and manufacturing inefficiencies at one facility. Partially offsetting the lower margins, the current year third quarter earnings were favorably impacted by lower costs related to new product introductions and lower SG&A costs when compared to the prior year.

Reclassifications
The Company changed its classification of gains and losses on the sale of property and equipment, previously shown in non-operating income, to selling, general and administrative expense for each of the periods presented in the Condensed Consolidated Statements of Income. Amounts reclassified in the three and nine month periods ended March 31, 2005 were gains of, in millions, $0.2 and $0.7, respectively. In the three and nine month periods ended March 31, 2006, the Company recognized, in millions, $0.1 and $1.2, respectively, of gains on the sale of property and equipment as selling, general and administrative expense.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures used within this release are income from continuing operations excluding restructuring charges and earnings per share excluding restructuring charges. A reconciliation of the reported GAAP numbers to these non-GAAP financial measures is included in the Financial Highlights tables below. Management believes it is useful for investors to understand how its core operations performed without the effects of costs incurred in executing its restructuring plans as inclusion of these costs make results less comparable between reporting periods. Excluding these costs allows investors to meaningfully trend, analyze and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude costs associated with executing its restructuring plans to enable meaningful trending of core operating metrics over an extended period of time.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities and unexpected integration issues with acquisitions. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2005.

Conference Call / Webcast
Kimball International will conduct its third quarter financial results conference call beginning at 2:00 PM Eastern Time today, May 4, 2006. To listen to the live conference call, dial 866-383-8008, or for international calls, dial 617-597-5341. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through May 18, 2006, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 83516327.

About Kimball International, Inc.
Kimball International, Inc. provides a variety of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office and hospitality industries sold under the Company's family of brand names. The Furniture and Cabinets segment also provides engineering and manufacturing services which utilize common production and support capabilities on a contract basis to customers primarily in the residential furniture and cabinets industry. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the quarter ended March 31, 2006, follow:

Condensed Consolidated Statements of Income
(Unaudited) ($000's, except per share data)	Three Months Ended
	March 31, 2006	March 31, 2005

Net Sales	$ 268,048	100.0%	$ 258,469	100.0%
Cost of Sales	206,488	77.0%	205,012	79.3%

Gross Profit	61,560	23.0%	53,457	20.7%

Selling, General & Administrative Expenses	54,318	20.3%	51,920	20.1%
Restructuring Expense	1,077	0.4%	--	0.0%

Operating Income	6,165	2.3%	1,537	0.6%
Other Income-Net	2,785	1.1%	1,243	0.5%

Income from Continuing Operations Before Taxes on Income	8,950	3.4%	2,780	1.1%
Provision (Benefit) for Income Taxes	2,315	0.9%	(317)	(0.1%)

Income from Continuing Operations	6,635	2.5%	3,097	1.2%
Income (Loss) from Discontinued Operations, Net of Tax	654	0.2%	(1,778)	(0.7%)

Net Income	$ 7,289	2.7%	$ 1,319	0.5%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.17		$0.08
Class B	$0.18		$0.08
Diluted from Continuing Operations:
Class A	$0.17		$0.08
Class B	$0.17		$0.08
Basic:
Class A	$0.19		$0.03
Class B	$0.19		$0.03
Diluted:
Class A	$0.19		$0.03
Class B	$0.19		$0.04

Average Shares Outstanding
Basic	38,209		38,152
Diluted	38,440		38,721

(Unaudited) ($000's, except per share data)	Nine Months Ended
	March 31, 2006	March 31, 2005

Net Sales	$ 809,386	100.0%	$ 790,114	100.0%
Cost of Sales	631,003	78.0%	619,294	78.4%

Gross Profit	178,383	22.0%	170,820	21.6%

Selling, General & Administrative Expenses	160,678	19.9%	157,186	19.9%
Restructuring Expense	8,475	1.0%	321	0.0%

Operating Income	9,230	1.1%	13,313	1.7%
Other Income-Net	6,270	0.8%	6,520	0.8%

Income from Continuing Operations Before Taxes on Income	15,500	1.9%	19,833	2.5%
Provision for Income Taxes	3,895	0.5%	3,266	0.4%

Income from Continuing Operations	11,605	1.4%	16,567	2.1%
Income (Loss) from Discontinued Operations, Net of Tax	(6,944)	(0.9%)	(4,117)	(0.5%)

Income Before Cumulative Effect of Change in Accounting Principle	4,661	0.5%	12,450	1.6%
Cumulative Effect of Change in Accounting Principle	299	0.1%	--	0.0%

Net Income	$ 4,960	0.6%	$ 12,450	1.6%

Earnings Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.29		$0.43
Class B	$0.31		$0.44
Diluted from Continuing Operations:
Class A	$0.29		$0.42
Class B	$0.31		$0.43
Basic:
Class A	$0.12		$0.32
Class B	$0.13		$0.33
Diluted:
Class A	$0.12		$0.31
Class B	$0.13		$0.33

Average Shares Outstanding
Basic	38,192		38,137
Diluted	38,332		38,586

Condensed Consolidated Statements of Cash Flows
(Unaudited)	Nine Months Ended
($000's)	March 31, 2006	March 31, 2005

Net Cash Flow provided by Operating Activities	$ 55,560	$ 55,417
Net Cash Flow provided by (used for) Investing Activities	4,232	(18,043)
Net Cash Flow used for Financing Activities	(10,252)	(17,888)
Effect of Exchange Rates	(88)	458

Net Increase in Cash & Cash Equivalents	49,452	19,944
Cash & Cash Equivalents at Beginning of Period	57,253	39,991

Cash & Cash Equivalents at End of Period	$ 106,705	$ 59,935

Cash & Cash Equivalents	$ 106,705	$ 59,935
Short-Term Investments	65,543	57,816

Totals	$ 172,248	$ 117,751

Condensed Consolidated Balance Sheets ($000's)
	(Unaudited) March 31, 2006	June 30, 2005

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 172,248	$ 117,523
Receivables, Net	122,804	125,178
Inventories	77,426	87,531
Assets Held for Sale	9,461	--
Other Current Assets	20,346	21,808
Property & Equipment, Net	145,168	176,054
Capitalized Software, Net	27,901	37,273
Other Assets	31,190	35,173

Totals	$ 606,544	$ 600,540

Liabilities & Share Owners' Equity
Current Liabilities	$ 173,516	$ 148,372
Long-Term Debt, Less Current Maturities	339	350
Deferred Income Taxes & Other	15,641	23,592
Share Owners' Equity	417,048	428,226

Totals	$ 606,544	$ 600,540

Reconciliation of Non-GAAP Financial Measures
(Unaudited) ($000's, except per share data)

Income from Continuing Operations, excluding Restructuring Charges
	Three Months Ended
	March 31, 2006	March 31, 2005

Income from Continuing Operations, as reported	$ 6,635	$ 3,097
Restructuring Charges, Net of Tax	658	--

Income from Continuing Operations, excluding Restructuring Charges	$ 7,293	$ 3,097

Earnings Per Share of Common Stock, excluding Restructuring Charges

Diluted from Continuing Operations, Class B, as reported	$0.17	$0.08
Diluted Impact of Restructuring Charges, Class B	$0.02	--

Diluted from Continuing Operations, Class B, excluding Restructuring Charges	$0.19	$0.08